Exhibit 21.1
Subsidiaries of the Registrant(1)
Domestic Subsidiaries:
TMW Marketing Company, Inc., a California corporation(2)
TMW Merchants LLC, a Delaware limited liability company(3)
TMW Purchasing LLC, a Delaware limited liability company(4)
Renwick Technologies, Inc., a Texas corporation(2)
K&G Men’s Company Inc., a Delaware corporation(2)(5)
Twin Hill Acquisition Company, Inc., a California corporation(2)(6)
MWDC Holding Inc., a Delaware corporation(2)
MWDC Texas Inc., a Delaware corporation(7)
Foreign Subsidiaries:
Moores Retail Group Inc., a New Brunswick corporation(2)
Moores The Suit People Inc., a New Brunswick corporation(8)(9)
Golden Brand Clothing (Canada) Ltd., a New Brunswick corporation(8)

(1)	The names of certain subsidiaries are omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as of February 2, 2008.

(2)	100% owned by The Men’s Wearhouse, Inc.

(3)	100% owned by TMW Marketing Company, Inc.

(4)	100% owned by TMW Merchants LLC.

(5)	K&G Men’s Company Inc. does business under the names K&G, K&G Men’s Center, K&G Men’s Superstore, K&G Mensmart, K&G FOR WOMEN FOR LESS, K&G Fashion Superstore, K&G Superstore, and K&G Suit Warehouse.

(6)	Twin Hill Acquisition Company, Inc. does business under the name Twin Hill and Twin Hill Corporate Apparel.

(7)	MWDC Texas Inc. is 100% owned by MWDC Holding Inc. and does business under the name MWCleaners.

(8)	100% owned by Moores Retail Group Inc.

(9)	Moores The Suit People Inc. does business under the names Moores Clothing for Men and Moores Vêtements Pour Hommes.